Raptor Pharmaceutical Corp.

Raptor Pharmaceutical Corp. Announces
$7.5 Million Securities Offering

Novato, California, December 18, 2009 – Raptor Pharmaceutical Corp. (“Raptor” or the “Company”) (NASDAQ: RPTP), today announced that it has entered into definitive agreements with institutional investors to purchase 3,747,558 units for gross proceeds of approximately $7.5 million, before placement agent fees and offering expenses.

The offering is made pursuant to the Form S-3 shelf registration statement that was filed by Raptor with the Securities and Exchange Commission (the “SEC”).  The offering is expected to close on or about December 22, 2009, subject to the satisfaction of customary closing conditions. Raptor intends to use the net proceeds from the offering for general corporate purposes, including activities related to further clinical development of DR Cysteamine and for other working capital and operational purposes.

The securities sold in this offering consists of one share of common stock and one warrant to purchase 0.5 of a share of common stock for a period of five years and one warrant to purchase 0.5 of a share of common stock for a period of 18 months. Both warrants have an exercise price of $2.45 per share of common stock and are exercisable starting with the date that is 180 days from the closing of the offering. The shares of common stock and warrants are immediately separable and will be issued separately.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (AMEX: LTS), acted as the exclusive placement agent for this offering.  CK Cooper & Co. acted as a selected dealer in this transaction.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission. Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained from the Securities and Exchange Commission’s website at http://www.sec.gov, or from Ladenburg Thalmann & Co. Inc., 520 Madison Avenue, 9th Floor, New York, New York 10022.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Raptor Pharmaceutical Corp.

Raptor Pharmaceutical Corp. (NASDAQ: RPTP) ("Raptor") is dedicated to speeding the delivery of new treatment options to patients by working to improve existing therapeutics through the application of highly specialized drug targeting platforms and formulation expertise. Raptor focuses on underserved patient populations where it can have the greatest potential impact. Raptor currently has product candidates in clinical development designed to potentially treat nephropathic cystinosis, non-alcoholic steatohepatitis ("NASH"), Huntington’s Disease (“HD”),  aldehyde dehydrogenase ("ALDH2") deficiency, and a non-opioid solution designed to potentially  treat chronic pain.

Raptor's preclinical programs are based upon bioengineered novel drug candidates and drug-targeting platforms derived from the human receptor-associated protein ("RAP") and related proteins that are designed to target cancer, neurodegenerative disorders and infectious diseases.

For additional information, please visit www.raptorpharma.com.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operation or future financial performance, including, but not limited to the following statements: that Raptor will close the transaction by December 22, 2009; and that any of Raptor’s clinical and preclinical drug candidates will result in approved therapeutics.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from these forward-looking statements. Factors which may significantly change or prevent the Company’s forward looking statements from fruition include: that Raptor may be unsuccessful at raising funds to continue its development programs; Raptor may be unsuccessful in developing any products or acquiring products; that Raptor’s technology may not be validated as it progresses further and its methods may not be accepted by the scientific community; that Raptor is unable to retain or attract key employees whose knowledge is essential to the development of its products; that unforeseen scientific difficulties develop with the Company’s process; that Raptor’s patents are not sufficient to protect essential aspects of its technology; that competitors may invent better technology; and that Raptor’s products may not work as well as hoped or worse, that the Company’s products may harm recipients. As well, Raptor’s products may never develop into useful products and even if they do, they may not be approved for sale to the public. Raptor cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company’s filings from time to time with the Securities and Exchange Commission (the “SEC”), which Raptor strongly urges you to read and consider, including Raptor’s current report on Form 8-K as filed with the SEC on November 17, 2009; the joint proxy statement/prospectus on Form S-4 filed with the SEC on August 19, 2009; Raptor’s annual report on Form 10-K filed with the SEC on March 27, 2009; and Raptor’s quarterly report on Form 10-Q filed with the SEC on August 11, 2009, all of which are available free of charge on the SEC’s web site at http://www.sec.gov. Subsequent written and oral forward-looking statements attributable to Raptor or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in Raptor’s reports filed with the SEC. Raptor expressly disclaims any intent or obligation to update any forward-looking statements.

For more information, please contact:

Kim R. Tsuchimoto, CFO
(415) 382-1390
ktsuchimoto@raptorpharma.com

The Ruth Group

Sara Ephraim Pellegrino (investors)
(646) 536-7002
spellegrino@theruthgroup.com

Janine McCargo (media)
(646) 536-7033
jmccargo@theruthgroup.com